Exhibit 9


                            PARTICIPATION AGREEMENT

                      (Delaware and Bermuda Partnerships)

          PARTICIPATION AGREEMENT dated as of May 15, 2001 (this "Agreement") by and between CSFB Global Opportunities Partners, L.P. a Delaware limited partnership (the "Delaware Partnership"), and CSFB Global Opportunities Partners (Bermuda), L.P. (the "Bermuda Partnership", and together with the Delaware Partnership, the "Partnerships").

                            Preliminary Statement

          This Agreement sets forth the terms and conditions on which the Bermuda Partnership will participate in, and be a beneficial owner of, a portion of each investment (and certain other assets) held by the Delaware Partnership.

          Each of the Partnerships is a private investment fund managed by CSFB Global Opportunities Advisers, LLC and each is in the process of raising funds. The Partnerships intend to invest proportionately with each other in the same investments. This Agreement is being entered into as a convenience to enable the Delaware Partnership and the Bermuda Partnership to adjust after each closing their respective ownership interests in their investments to be proportionate to the aggregate Capital Commitments made to each Partnership, as contemplated under each Partnership's respective partnership agreement, without the additional expense and administrative burden of transferring the ownership (or partial ownership) of investments between the Delaware Partnership and the Bermuda Partnership after each such closing.

          1. Definitions. Capitalized terms not defined herein shall have the meanings given to them in the partnership agreement of the Delaware Partnership.

          2. Participations.

               (a) From and after the date of this Agreement, at the time each Investment Asset (as defined below) is acquired, the Delaware Partnership hereby agrees to sell to the Bermuda Partnership, and the Bermuda Partnership agrees to purchase from the Delaware Partnership, without further action, a participation interest (each, a "Participation") in the Delaware Partnership's right, title and interest in such Investment Asset. The amount of the Bermuda Partnership's Participation in each Investment Asset shall equal its Pro Rata Share of such Investment Asset.

               "Investment Asset" means each investment (including expenses related to such investment) of the Delaware Partnership acquired at any time during the term of this Agreement, whether such investment is in the form of debt or equity securities, commodities, currencies, loans, derivatives, trade claims, short positions or any other type of asset acquired or held by the Delaware Partnership for investment purposes, together with all interest, dividends, income distributions and other earnings in respect of each such Investment Asset and cash, to the extent the Bermuda Partnership has provided cash to the Delaware Partnership, or an Investment Asset has been liquidated.

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               The Bermuda Partnership's "Pro Rata Share" of each Investment
Asset shall be a fraction (expressed as a percentage), the numerator of which is the amount of the aggregate Capital Commitments made to the Bermuda Partnership and the denominator of which is the Overall Capital Commitments.

               (b) Each Investment Asset shall be held by the Delaware Partnership in its own name but, to the extent of the Bermuda Partnership's interest therein, subject to the Bermuda Partnership's rights with respect thereto, as herein set forth.

               (c) The Bermuda Partnership shall have no direct interest in any Investment Asset except that, as a participant, the Bermuda Partnership shall participate, based upon its Pro Rata Share of each such Investment Asset, in any and all benefits, payments, recoveries and any other amounts received by the Delaware Partnership from or in connection with the Investment Assets.

               (d) The Bermuda Partnership's Pro Rata Share shall be adjusted immediately after each closing of the Delaware Partnership, each closing of the Bermuda Partnership and any other event (each such event, an "Adjustment Event") which causes a change in the relative proportions of Capital Commitments made to the Bermuda Partnership and the Delaware Partnership. Immediately after each Adjustment Event, the Delaware Partnership shall sell to the Bermuda Partnership, and the Bermuda Partnership shall purchase from the Delaware Partnership, or the Bermuda Partnership shall sell to the Delaware Partnership, and the Delaware Partnership shall purchase from the Bermuda Partnership, as may be required, such amount of the Participation Interest in each Investment Asset as will result in the Bermuda Partnership owning a Participation equal to its adjusted Pro Rata Share of each Investment Asset.

               (e) As soon as practicable after the Last Closing Date, the Bermuda Partnership's Pro Rata Share of each Investment Asset shall be transferred to the Bermuda Partnership.

               3. Manner of Payment. On the date the Delaware Partnership acquires an Investment Asset, the Bermuda Partnership shall deposit with, or otherwise make available to, the Delaware Partnership, cash to fund the Bermuda Partnership's Participation in such Investment Asset in an amount equal to the cost of the Bermuda Partnership's Pro Rata Share of such Investment Asset.

               4. Relationship of Parties. The Delaware Partnership neither is nor shall be deemed to be a fiduciary of, or otherwise have a trust relationship with, or be an agent of, the Bermuda Partnership in connection with this Agreement or any transaction contemplated herein, and the Delaware Partnership shall have no obligation, duty or responsibility to the Bermuda Partnership except as expressly set forth herein. Each Participation in an Investment Asset sold hereunder shall constitute an assignment, without recourse to the Delaware Partnership, of an undivided interest in and to such Investment Asset. This Agreement shall not be construed as a loan by the Bermuda Partnership to the Delaware Partnership. Nothing in this Agreement shall be construed as creating a partnership, joint venture, association, syndicate, unincorporated business or other separate entity.

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               5. Obligations Absolute. The obligations of the Bermuda
Partnership hereunder shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof.

               6. Delivery of Documents and Information.

               (a) Unless prohibited from doing so by any document governing any Investment Asset (each, a "Document"), the Delaware Partnership will furnish to the Bermuda Partnership (i) a copy of each material financial statement, subscription agreement, transfer agreement or tax form the Delaware Partnership receives from time to time pursuant to any Document and (ii) a copy of each amendment or other modification of, or waiver or consent granted in connection with, any Document.

               (b) Failure of the Delaware Partnership to provide any information referred to in the foregoing subsection (a) above shall not result in any liability of the Delaware Partnership or excuse the Bermuda Partnership from the performance of any of its obligations hereunder.

               7. Modification of Documents. Etc. The Delaware Partnership may (in its sole discretion), without the approval or consent of the Bermuda Partnership, (a) agree to any amendment or other modification of any Document and (b) exercise or refrain from exercising any right or remedy the Delaware Partnership may have under any Document.

               8. Limitation on the Liability of the Delaware Partnership.

               (a) The Delaware Partnership shall not be liable to the Bermuda Partnership for any error in judgment or for any action taken or omitted to be taken by the Delaware Partnership, except for gross negligence, willful misconduct, fraud or bad faith of the Delaware Partnership. Subject to the preceding sentence, the Delaware Partnership will exercise the same care in administering the Bermuda Partnership's interest in each Investment Asset as the Delaware Partnership exercises with respect to each such Investment Asset for its own account and risk, and the Delaware Partnership shall have no further responsibility to the Bermuda Partnership. Without limiting the foregoing, the Delaware Partnership may rely on the advice of counsel concerning legal matters and on any written communication or telephone conversation which it believes to be genuine and correct and to have been signed, sent or made by the proper person or persons.

               (b) The Delaware Partnership makes no representation or warranty in connection with, and assumes no responsibility for, the financial or other condition of any borrower or company to which an Investment Asset relates, or other party to any Document or the performance of the obligations of any such Person under any Document, or for the due execution, authenticity, validity, enforceability or colleetibility of any thereof. The Delaware Partnership shall have no duty to file any document relating to any collateral or to maintain any such filing. The Delaware Partnership shall have no obligation to make any claim on, or assert any lien upon or assert any setoff against any property held by it. The Delaware Partnership may make loans or otherwise extend credit to, or purchase equity in, and generally engage in any kind of investment business with, any borrower or other person obligated in respect of an Investment

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Asset, or any bank that may have originated a loan or acquired an Investment
Asset (if the originator or acquirer (as applicable) is not the Delaware Partnership).

               9. Independent Investigation. The Bermuda Partnership represents that it has entered into this Agreement on the basis of its own credit evaluation, the Delaware Partnership has not made any representations or warranties to the Bermuda Partnership, except as otherwise set forth herein, and no act hereafter taken by the Delaware Partnership, including, without limitation, any review of the affairs of any Borrower or any other party to any Document, shall be deemed to constitute any representation or warranty by the Delaware Partnership to the Bermuda Partnership. The Bermuda Partnership represents and warrants to, and agrees with, the Delaware Partnership that it has made and will continue to make, independently and without reliance upon the Delaware Partnership or counsel to the Delaware Partnership and based on such documents and information as it deems appropriate, (A) its own appraisal of and investigation into the operations, financial condition, creditworthiness, affairs, status and nature of each Borrower and other party to any Document, and (B) its own decision to enter into this Agreement and to take any action hereunder.

               10. Existing Agreements. The parties hereto acknowledge that Hemisphere Global Opportunities, Ltd. is the general partner of each of the Partnerships, and agree that notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not be deemed to modify, supersede, amend or otherwise effect the duties and obligations of the general partner under the partnership agreements of either Partnership.

               11. Indemnification. The Bermuda Partnership agrees to indemnify and hold harmless the Delaware Partnership for the Bermuda Partnership's respective Pro Rata Share of any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (collectively, "Losses") which may be imposed on, incurred by or asserted against the Delaware Partnership in connection with an Investment Asset.

               The Delaware Partnership hereby agrees that, in the event it incurs any Losses which are not related to an Investment Asset in which the Bermuda Partnership has a Participation under this Agreement, it will not hold the Bermuda Partnership liable for any of the foregoing.

               This section 11 shall survive termination of this Agreement.

               12. Notices. Unless otherwise specified herein, all notices and other communications provided for hereunder shall be in writing and shall be mailed, by certified or registered mail, postage prepaid (return receipt requested), telecopied, telexed, telegraphed or delivered, to such party at its address or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this section. All such notices and other communications shall be effective {a} if mailed, when received or three days after matting, whichever is earlier;
(b) if telegraphed, when delivered to the telegraph company; (c) if telecopied, when transmitted; (d) if telexed, when the appropriate answerback has been received; or (e) if delivered, upon delivery.

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               13. Termination. This Agreement shall terminate upon the
transfer of all the Investment Assets as provided in section 2(e) hereof and/or distribution of all Proceeds of all Investment Assets to the Bermuda Investors.

               14. Miscellaneous. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement by their duly authorized officers as of the date above first written.

                           CSFB GLOBAL OPPORTUNITIES PARTNERS, L.P.


                           By: Hemisphere Global Opportunities Partners, Ltd.,
                               In its capacity as General Partner of CSFB
                               Global Opportunities Partners, L.P.

                           By: /s/ Marty Brandt
                              -------------------------------------------------
                              Name:  Marty Brandt
                              Title: Director


                           CSFB GLOBAL OPPORTUNITIES PARTNERS (BERMUDA), L.P.


                           By: Hemisphere Global Opportunities Partners, Ltd.,
                               In its capacity as the General Partner of CSFB Global Opportunities Partners (Bermuda), L.P.


                           By: /s/ Marty Brandt
                              -------------------------------------------------
                              Name:  Marty Brandt
                              Title: Director